Exhibit 99.1

Steel Connect Reports Third Quarter Results

WALTHAM, Mass. (June 8, 2020) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its quarter ended April 30, 2020 (Fiscal 2020 Third Quarter).

Third Quarter Financial Summary

•	Net revenue for the quarter decreased $16.6 million to $177.4 million, compared to $194.0 million for the same quarter in the prior year.

•	Gross margin decreased 10 basis points to 18.9% for the quarter, compared to 19.0% for the same quarter in the prior year.

•	Operating income for the quarter decreased $1.1 million to $1.1 million, compared to $2.2 million for the same quarter in the prior year.

•	Net loss for the quarter decreased $3.4 million to $6.2 million, compared to $9.6 million for the same quarter in the prior year.

•	Adjusted EBITDA for the quarter increased $1.1 million to $16.7 million, compared to $15.6 million for the same quarter in the prior year.

Nine-Month Financial Summary

•	Net revenue for the first nine months of the fiscal year increased $2.6 million to $618.0 million, compared to $615.4 million for the same period in the prior year.

•	Gross margin increased 160 basis points to 19.9% for the first nine months of the fiscal year, compared to 18.3% for the same period in the prior year.

•	Operating income for the first nine months of the fiscal year increased $15.2 million to $23.0 million, compared to $7.8 million for the same period in the prior year.

•	Net loss for the first nine months of the fiscal year decreased $23.8 million to $4.9 million, compared to a net loss of $28.7 million for the same period in the prior year.

•	Adjusted EBITDA for the first nine months of the fiscal year increased $11.4 million to $62.1 million, compared to $50.7 million for the same period in the prior year.

The Company is presenting EBITDA and Adjusted EBITDA to assist investors with their understanding of the Company's results of operations and financial condition. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of EBITDA and Adjusted EBITDA.

Executive Commentary

"Both IWCO Direct and ModusLink have continued to deliver on our promises to our customers around the world, with an on-time delivery performance averaging 99% this quarter," said Warren Lichtenstein, Executive Chairman and Interim Chief Executive Officer of the Company. "The success of the health and safety measures we have taken have allowed us to avoid lengthy disruptions at nearly all our facilities during the COVID-19 pandemic. The management team has also taken action to right-size our organization, focusing on cash management and liquidity so that we can provide long term value to all stakeholders during these challenging times."

Third Quarter Financial Summary

Net Revenue

Net revenue decreased by approximately $16.6 million during the three months ended April 30, 2020, compared to the same period in the prior year. During the three months ended April 30, 2020, net revenue for the Direct Marketing segment decreased by approximately $17.7 million primarily driven by lower volumes due to the COVID-19 pandemic, partially offset by a higher average price per package mailed. The decrease in net revenue was primarily associated with customers in the financial and multiple system operator ("MSO") industries, partially offset by increases in the subscription services and healthcare industries. Within the Supply Chain segment, net revenues increased by approximately $1.1 million. This increase in net revenue was primarily driven by an increase in revenue associated with clients in the computing market, partially offset by decreased revenues from clients in the consumer electronics and consumer products industries.

Operating Income

The Company reported operating income for the three months ended April 30, 2020 of $1.1 million, compared to $2.2 million in the same period in the prior year, a decrease of $1.1 million or 51%. The $1.1 million decrease was primarily due to lower gross profit, partially offset by lower selling, general and administrative expenses due primarily to cost reduction actions in response to the COVID-19 pandemic.

Net Loss

The Company reported net loss of $6.2 million for the three months ended April 30, 2020, compared to a net loss of $9.6 million in the same period in the prior year, an improvement of $3.4 million or 36%. The $3.4 million improvement was primarily due to lower interest expense due to the settlement of the Company's 5.25% Convertible Senior Notes on March 1, 2019 and lower selling, general and administrative expenses.

Adjusted EBITDA

The Company reported Adjusted EBITDA of $16.7 million for the three months ended April 30, 2020, compared to Adjusted EBITDA of $15.6 million in the same period in the prior year, an increase of $1.1 million.

Nine-Month Financial Summary

Net Revenue

Net revenue increased by approximately $2.6 million during the nine months ended April 30, 2020, compared to the same period in the prior year. During the nine months ended April 30, 2020, net revenue for the Direct Marketing segment decreased by approximately $8.1 million primarily driven by lower volumes associated with the COVID-19 pandemic, partially offset by a higher average price per package mailed. The decrease in net revenue was primarily associated with customers in the financial and MSO industries, partially offset by increases in the subscription services and healthcare industries. Within the Supply Chain segment, net revenues increased by approximately $10.7 million primarily driven by an increase in revenue associated with clients in the computing market, partially offset by decreased revenues from clients in the consumer electronics and consumer products industries.

Operating Income

The Company reported operating income for the nine months ended April 30, 2020 of $23.0 million, compared to $7.8 million for the same period in the prior year, an increase of $15.2 million or 194%. The $15.2 million improvement was due primarily to higher gross profit due to improved customer mix and lower labor costs, lower selling, general and administrative expenses due primarily to cost reduction actions in response to the COVID-19 pandemic and reduced amortization expense on intangible assets.

Net Loss

The Company reported net loss of $4.9 million for the nine months ended April 30, 2020, compared to a net loss of $28.7 million in the same period in the prior year, an improvement of $23.8 million or 83%. The $23.8 million improvement was primarily due to the improved operating income noted above, as well as lower interest expense due to the settlement of the Company's 5.25% Convertible Senior Notes on March 1, 2019.

Adjusted EBITDA

The Company reported Adjusted EBITDA of $62.1 million for the nine months ended April 30, 2020, compared to Adjusted EBITDA of $50.7 million in the same period in the prior year, an increase of $11.4 million.

– Tables to Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	April 30, 2020	July 31, 2019
	(unaudited)
Assets:
Cash and cash equivalents	$90,189	$32,548
Accounts receivable, trade, net	83,000	112,141
Inventories, net	19,522	23,674
Funds held for clients	17,198	13,516
Prepaid expenses and other current assets	24,341	31,445
Total current assets	234,250	213,324
Property and equipment, net	85,102	91,268
Goodwill	257,128	257,128
Other intangible assets, net	141,799	162,518
Operating right-of-use assets	58,487	—
Other assets	7,900	7,325
Total assets	$784,666	$731,563

Liabilities:
Accounts payable	$74,269	$85,898
Accrued expenses	107,918	112,658
Funds held for clients	17,198	13,516
Current portion of long-term debt	4,016	5,732
Current lease obligations	14,104	127
Other current liabilities	56,925	38,919
Total current liabilities	274,430	256,850
Convertible note payable	8,672	7,432
Long-term debt, excluding current portion	366,939	368,505
Long-term lease obligations	45,835	—
Other long-term liabilities	9,464	10,898
Total liabilities	705,340	643,685

Contingently redeemable preferred stock	35,175	35,186

Total stockholders' equity	44,151	52,692

Total liabilities, contingently redeemable preferred stock and stockholders' equity	$784,666	$731,563

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended April 30,			Nine Months Ended April 30,
	2020	2019	Fav (Unfav)	2020	2019	Fav (Unfav)
Net revenue:
Products	$98,284	$116,006	(15.3)%	$354,404	$362,547	(2.2)%
Services	79,067	77,997	1.4%	263,552	252,812	4.2%
Total net revenue	177,351	194,003	(8.6)%	617,956	615,359	0.4%
Cost of revenue	143,881	157,142	8.4%	494,991	502,755	1.5%
Gross profit	33,470	36,861	(9.2)%	122,965	112,604	9.2%
	18.9%	19.0%		19.9%	18.3%
Operating expenses:
Selling, general and administrative	25,872	27,426	5.7%	79,264	81,617	2.9%
Amortization of intangible assets	6,531	7,278	10.3%	20,719	23,168	10.6%
Total operating expenses	32,403	34,704	6.6%	99,983	104,785	4.6%
Operating income	1,067	2,157	(50.5)%	22,982	7,819	193.9%
Other expenses, net	(5,741)	(10,386)	44.7%	(23,878)	(32,650)	26.9%
Loss before income taxes	(4,674)	(8,229)	43.2%	(896)	(24,831)	96.4%
Income tax expense	1,485	1,420	(4.6)%	4,028	3,956	(1.8)%
Gains on investments in affiliates, net of tax	—	(22)	(100.0)%	—	(42)	(100.0)%
Net loss	(6,159)	(9,627)	36.0%	(4,924)	(28,745)	82.9%
Less: Preferred dividends on redeemable preferred stock	(525)	(525)	—%	(1,592)	(1,598)	0.4%
Net loss attributable to common stockholders	$(6,684)	$(10,152)	34.2%	$(6,516)	$(30,343)	78.5%

Basic net loss per share attributable to common stockholders	$(0.11)	$(0.17)	35.3%	$(0.11)	$(0.50)	78.0%
Diluted net loss per share attributable to common stockholders	$(0.11)	$(0.17)	35.3%	$(0.11)	$(0.50)	78.0%

Weighted average common shares used in:
Basic loss per share	61,815	61,393		61,583	61,111
Diluted loss per share	61,815	61,393		61,583	61,111

Steel Connect, Inc. and Subsidiaries
Reconciliation of Selected Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

Net Loss to Adjusted EBITDA:

	Three Months Ended April 30,		Nine Months Ended April 30,
	2020	2019	2020	2019
Net loss	$(6,159)	$(9,627)	$(4,924)	$(28,745)

Interest income	(8)	(22)	(38)	(517)
Interest expense	8,523	10,294	26,425	32,335
Income tax expense	1,485	1,420	4,028	3,956
Depreciation	5,866	5,881	17,240	16,331
Amortization of intangible assets	6,531	7,278	20,719	23,168
EBITDA	16,238	15,224	63,450	46,528

Strategic consulting and other related professional fees	—	287	—	622
Executive severance and employee retention	162	75	534	75
Restructuring expense	2	—	924	—
Share-based compensation	209	404	581	1,174
(Gain) loss on sale of long-lived assets	7	20	45	(86)
Impairment of long-lived assets	—	37	—	469
Unrealized foreign exchange (gains) losses, net	(1,833)	(443)	(1,272)	1,720
Other non-cash (gains) losses, net	(113)	60	(171)	229
Adjustments related to certain tax liabilities	2,022	—	(2,032)	—
Gains on investments in affiliates	—	(22)	—	(42)
Adjusted EBITDA	$16,694	$15,642	$62,059	$50,689

About Steel Connect, Inc.

Steel Connect, Inc. is a diversified holding company with two wholly-owned subsidiaries, IWCO Direct and ModusLink Corporation, that have market-leading positions in direct marketing and supply chain management, respectively.

IWCO Direct is a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. The company's full range of services includes strategy, creative and execution for omnichannel marketing campaigns, along with one of the industry's most sophisticated postal logistics strategies for direct mail. The company is ISO/IEC 27001 Information Security Management System (ISMS) certified through BSI, reflecting its commitment to data security.

ModusLink Corporation provides supply chain business management services to many of the world's great brands across a diverse range of industries, including consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury goods. With experience and expertise in packaging, kitting and assembly, fulfillment, digital commerce, reverse logistics, as well as a global footprint spanning the Americas, Europe and the Asia-Pacific region, the Company's adaptive approach to supply chain services helps to drive growth, lower costs and improve profitability.

For details on IWCO Direct visit www.iwco.com, read the Company's blog, "SpeakingDIRECT," or follow on LinkedIn and Twitter.

For details on ModusLink Corporation's solutions visit www.moduslink.com, read the Company's blog for supply chain professionals and follow on LinkedIn, Twitter, Facebook and YouTube.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). Pursuant to the tax plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the tax plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a 4.99-percent stockholder, each holder of a right (other than the 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the Securities and Exchange Commission ("SEC").

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA and Adjusted EBITDA, non-GAAP financial measures, to assess its performance. EBITDA represents earnings before interest income, interest expense, income tax expense, depreciation and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, strategic consulting and other related professional fees, executive severance and employee retention, restructuring expense, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, other non-cash (gains) losses, net, adjustments related to certain tax liabilities and (gains) losses on investments in affiliates.

We believe that providing EBITDA and Adjusted EBITDA to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business segments. We believe that EBITDA and Adjusted EBITDA financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. Some of the limitations of EBITDA and Adjusted EBITDA include:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

See the EBITDA and Adjusted EBITDA reconciliation included in the financial tables of this release.

Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: fluctuations in demand for our products and services, general economic conditions and public health crises (such as the ongoing coronavirus outbreak); the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company's ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; the Company's ability to repay indebtedness and potential adverse effects from the phase-out of LIBOR; failure to realize expected benefits of restructuring and cost-cutting actions; the Company's ability to preserve and monetize its net operating losses; difficulties integrating technologies, operations and personnel in accordance with the Company's business strategy; client or program losses; demand variability with clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; failure to settle disputes and litigation on terms favorable to the Company; risks inherent with conducting international operations; increased competition and technological changes in the markets in which the Company competes; and failure to maintain compliance with NASDAQ's continued listing requirements. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on October 15, 2019 and subsequently filed Quarterly Reports on Form 10-Q. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com